Exhibit 99.1

PRESS RELEASE

Ralcorp Acquires Private-Brand Cookie Maker,
Petri Baking Products

ST. LOUIS, May 23, 2012 – Ralcorp Holdings, Inc. (NYSE: RAH) today announced that it has completed the acquisition of Petri Baking Products, Inc., a leading producer of private-brand wire-cut cookies.  Ralcorp anticipates the transaction will deliver $0.05 of GAAP accretion and $0.08 of cash accretion to adjusted diluted earnings per share in the first year of ownership, excluding one-time costs.  Terms of the transaction were not disclosed.

Petri Baking Products manufactures and distributes a complete line of high-quality cookies with a homemade look, feel, and taste.  Through their unique manufacturing process, the company produces both soft style and crunchy wire-cut cookies for customers in a variety of retail channels.

"We are pleased to complete this transaction, which complements Ralcorp's cookie product offerings,” said Kevin J. Hunt, Chief Executive Officer and President of Ralcorp.  “We welcome the Petri Baking Products management team and employees to the Ralcorp family.”

Petri Baking Products is based in Silver Creek, New York and employs over 240 people.  The business will operate as part of Ralcorp’s Snacks, Sauces & Spreads division.

About Ralcorp Holdings, Inc.

Ralcorp produces a variety of private-brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen and refrigerated doughs; and dry pasta. For more information about Ralcorp, visit the Company's website at www.ralcorp.com.

Contact:

Matt Pudlowski
Director, Business Development
(314) 877-7091